Exhibit 10.5

PRODUCER AGREEMENT

This agreement made and entered into as of the 28th day of June, 2005.

BETWEEN:

FITMEDIA INC., a company duly incorporated under the laws of the state of Delaware, and extra-provincially registered in British Columbia.
(“Fitmedia”).

OF THE FIRST PART

AND:

TIMOTHY J. CROTTEY, a director and President of the Company and a person residing in Vancouver, British Columbia.
(“Producer”).

OF THE SECOND PART

WHEREAS:

A.	Fitmedia intends to engage the services if the Producer to produce and direct the DVD tentatively entitled “Fitmedia’s Pre-Natal Yoga” (the “Video”).

B.	Fitmedia wishes to obtain the exclusive rights in and to Producer’s services in the Video upon the terms and conditions herein contained.

ACCORDINGLY, IT IS AGREED AS FOLLOWS:

1.	ENGAGEMENT

1.1	Fitmedia engages Producer to provide services as a Producer of the Video as specified below.

1.2	Producer’s services shall include:
	a.	All services as producer and director of the Video to carry out the duties and functions of a producer and director as required to complete the Video, including the following:
		a.	Hiring all persons who will contribute to the Video; and
		b.	Overseeing development, production and post-production of the Video.

2.	DELIVERY
2.1	Producer agrees to oversee the development and completion of the Video in accordance with a time schedule that meets the approval of Fitmedia.

3.	COMPENSATION

3.1        AS complete and final compensation for all your personal services rendered hereunder, and for all rights and licenses granted to Company by you herein, Company shall pay, or cause to be paid, to you the total sum of $400 US Dollars to be paid upon completion of post production of the Video.

3.2
Payment to Producer shall be deemed to be equitable and inclusive remuneration, including all sales and goods and services tax, for all services rendered by Producer in connection with the Video and have been paid by way of a complete buy-out of all proceeds of Producer’s services hereunder in any and all media throughout the universe pursuant to any collective bargaining agreement, if any, other wise, by way of residuals, repeat fees, pension contributions, or any other monies whatsoever.

4.	CREDIT
4.1
Provided that Producer is not in breach if any provision of this Agreement, Fitmedia shall accord Producer a credit in a single card clear view as “Produced and Directed by Timothy Crottey”. The credit shall be a single screen front credit which shall be no less in size than any other credit appearing in the Video.

4.2	There shall no obligation to accord Producer credit in paid advertising or publicity, although Fitmedia may from time to time elect, in its sole discretion, to accord Producer such credit.

Fitmedia shall exert its reasonable and best efforts to require any distributor of the Picture to comply with the foregoing credit obligations. Any casual or inadvertent failure of the Fitmedia or its assignees or licensees to comply with the foregoing credit provisions shall not constitute a material breach of this Agreement and Fitmedia shall exert its reasonable best efforts to cure any such failure upon receipt of written notice from Performer.

5.	GRANT OF RIGHTS
5.1
You acknowledge and agree that the Video is the sole and exclusive property of Company and/or its assignees and licensees in perpetuity and that all results and proceeds of your services rendered hereunder including, without limitation, all contributions by you the Video, such as ideas, concepts, themes, plots, characters, copyrights, trade marks, all worldwide rights therein and all extensions, renewals and reversions thereof shall be owned outright and exclusively by the Company and/or its assignees and licensees in perpetuity and without reservation, free of all claims by you.

5.2
If and to the extend that the Producer may now or in the future be entitled to any so-called moral, authors’ or similar rights in the Video pursuant to the Copyright Act or otherwise, the Producer hereby irrevocably waives and relinquishes all such rights in favour of the Fitmedia and its assignees and licensees to the fullest extent permitted by law.

5.3
The Producer covenants and agrees that all rights, licenses, interests and Video granted it the Fitmedia herein shall be irrevocable vested in the Fitmedia in perpetuity and shall not be subjected to revocation or rescission by the Producer, or any party claiming through or instead of the Producer, for any reason whatsoever. If any time the Fitmedia or its assignees or licensees are alleged to be in breach or default of any provision of this agreement, the rights of the Producer with respect to such alleged or default of any provision of this agreement, the rights of the Producer with respect to such alleged breaches or default shall be limited to a claim for damages in an action at law and the Producer specifically covenants and agrees that he will not be entitled to seek, obtain or enforce an injunctive or other equitable relief which would in any way interfere with, prevent, delay or impede the complete unfettered exercise by the Fitmedia of all rights, interests, licenses and Video granted herein.

5.4
You represent and warrant that all ideas and materials which you contribute to the making of the Video shall be your original creation and property and shall not infringe upon or violate any right or property of any other party and you hereby covenant and agree to indemnify and save Company and its officers, directors, employees, agents, contractors, assignees and licensees harmless from all claims, liabilities, causes of action, damages and expenses which may be brought against or incurred by any of them as a result of any breach or misrepresentation of the foregoing.

5.5	You acknowledge and agree that you will provide to the Company a final cut of the Video created under your supervision (the “Producer’s Final Cut”). Notwithstanding the foregoing,

you acknowledge and agree that Company has the right to re-edit, re-shoot, add to, delete from, re-arrange and re-combine the Producer’s Final Cut pf the Video as it may elect or as may be necessary to comply with the requirements of any distributor, retailer or broadcaster or any law, regulation or censorship requirement.

6.	NO INJUNCTION

Producer acknowledges and agrees that if at any time Fitmedia or its assignees or licensees are alleged to be in breach of default of any provision of this Agreement, the sole remedy of Producer with respect to such a breach or default shall be limited to a claim for money damages in an action at law and neither Producer nor any party claiming in the place of or through Producer shall be entitled to rescind or terminate this Agreement or to apply for, obtain or enforce any injunctive, equitable or other relief of any nature whatsoever which would in any manner prohibit, prevent, restrict, impede, delay, or otherwise interfere with the complete and unfettered exercise by Fitmedia and its assignees and licensees of all rights and licenses granted herein including the Production, distribution, advertising, and general exploitation of the Picture and all elements and rights therein.

7.	ASSIGNMENT

Fitmedia shall have the right to assign this agreement and any of the rights granted herein, in whole or in part, to any person, form, corporation or entity, and nothing contained therein shall imply anything to the contrary. Upon the assign’s assumption of the obligations of Fitmedia with respect to the rights so assigned, Fitmedia shall be relieved of all such obligations. Fitmedia shall also have the rights to lend the services of the Producer to any person, firm or corporation which is a subsidiary, parent or affiliate of Fitmedia or the successor to Fitmedia by a merger or by a transfer of substantially all of Fitmedia’s assets.

8.	FURTHER DOCUMENTS
8.1
On delivery of the First Draft and the Revised Draft, Producer agrees to execute and sign and have witnessed and notarized by a Notary Public, and to provide to Fitmedia three originals of a Producer’s Certificate, and a Transfer of Rights document.

8.2
Producer undertakes and agrees to execute, deliver and acknowledge such further documents, instruments and assurances as may be reasonably required in order to carry out and implement fully the terms of this Agreement.

9.	NO OBLIGATION

Producer agrees that Fitmedia shall have no obligation to make, produce, or otherwise exploit or make use of any of the rights granted to Fitmedia, and hereby releases and holds Fitmedia free and harmless from any liability and loss or damage that Producer may suffer by reason or Fitmedia’s failure to make, produce, or otherwise exploit any motion picture based on Video in whole or in part.

10.	NO WAIVER

A waiver by Fitmedia of any breach or default hereunder by Producer shall not be deemed to constitute a waiver of any preceding or subsequent breach or default, whether or not of the same or similar nature.

11.	BINDING ON ESTATE
This Agreement shall enure to the befit of and be binding upon the parties hereto and their respective heirs, executors, successors, administrators and permitted assigns.

12.	NO LIMIT ON RIGHTS

Termination of this Agreement or of Producer’s services rendered, for any reason whatsoever, shall not extinguish or limit any of Fitmedia’s rights, interests or Video in, or title to, the results and proceeds of Producer’s services.

13.	WITHHOLDING TAX
Fitmedia may deduct and withhold from any monies otherwise payable under this Agreement such amounts as Fitmedia may reasonably believe it is legally required to deduct and withhold.

14.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement of Producer and Fitmedia regarding Producer’s services to be rendered in connection with the Picture, and supersedes and replaces all previous written and verbal communications, representations, negotiations, expectations and understandings.

AGREED TO AND ACCEPTED:

/s/ Timothy Crottey		(signature)
Timothy Crottey

AGREED TO AND ACCEPTED:
Fitmedia Inc.

By:	/s/ Timothy Crottey	(signature)
Per:	Authorized Signatory: Timothy Crottey, President